Exhibit 3.2

LAGO EVERGREEN CREDIT

BYLAWS

Dated as of JANUARY 31, 2025

TABLE OF CONTENTS

ARTICLE I SHAREHOLDER MEETINGS	1
1.1 Chairman	1
1.2 Inspectors of Election	1
1.3 Records at Shareholder Meetings	1
1.4 Notice of Shareholder Business and Nominations	2
ARTICLE II TRUSTEES	5
2.1 Regular Meetings	5
2.2 Chairman	5
ARTICLE III OFFICERS	6
3.1 Officers of the Trust	6
3.2 Election and Tenure	6
3.3 Removal of Officers	6
3.4 Bonds and Surety	6
3.5 Chief Executive Officer	6
3.6 Secretary	6
3.7 Chief Financial Officer	7
3.8 Other Officers and Duties	7
ARTICLE IV COMMITTEES	7
4.1 Appointment	7
4.2 Powers	7
ARTICLE V MISCELLANEOUS	7
5.1 Depositories	7
5.2 Signatures	7
5.3 Seal	8
ARTICLE VI STOCK TRANSFERS	8
6.1 Transfer Agents, Registrars and the Like	8
6.2 Transfer of Shares	8
6.3 Registered Shareholders	8
ARTICLE VII AMENDMENT OF BYLAWS	8
7.1 Amendment and Repeal of Bylaws	8

LAGO EVERGREEN CREDIT

BYLAWS

These Bylaws are made and adopted pursuant to Section 3.8 of the Agreement and Declaration of Trust governing LAGO Evergreen Credit (the “Trust”) dated as of January 31, 2025, as from time to time amended (hereinafter called the “Declaration”). All words and terms capitalized in these Bylaws shall have the meaning or meanings set forth for such words or terms in the Declaration.

ARTICLE I

SHAREHOLDER MEETINGS

1.1               Chairman. The Chairman, if any, shall act as chairperson at all meetings of the Shareholders; in the Chairman’s absence, the Trustee or Trustees present at each meeting may elect a temporary chairperson for the meeting, who may be one of themselves.

1.2               Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint “Inspectors of Election” to act at the meeting or any adjournment or postponement thereof. If Inspectors of Election are not so appointed, the Chairman, if any, of any meeting of Shareholders may, and on the request of any Shareholder or Shareholder proxy shall, appoint Inspectors of Election of the meeting. The number of Inspectors of Election shall be either one or three. If appointed at the meeting on the request of one or more Shareholders or proxies, a majority of Shares represented shall determine whether one or three Inspectors of Election are to be appointed, but failure to allow such determination by the Shareholders shall not affect the validity of the appointment of Inspectors of Election. In case any person appointed as Inspector of Election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting or at the meeting by the person acting as Chairman. The Inspectors of Election shall determine the number of Shares outstanding, the Shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes, ballots or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders. If there are three Inspectors of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the Chairman, if any, of the meeting, or of any Shareholder or Shareholder proxy, the Inspectors of Election shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.

1.3               Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the last previous annual or special meeting of Shareholders of the Trust and a list of the Shareholders of the Trust, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to shareholders of a Delaware business corporation.

1.4               Notice of Shareholder Business and Nominations.

(A)              Annual Meetings of Shareholders.

(1)                An annual meeting of shareholders shall not be required in any year in which the election of Trustees is not required to be held under the Investment Company Act of 1940, as amended from time to time, and the rules promulgated thereunder. The failure to hold an annual meeting shall not invalidate the Trust’s existence or affect any otherwise valid corporate act of the Trust. Only such business shall be conducted at an annual meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of persons for election as a Trustee of the Trust and the proposal of other business to be considered by the Shareholders may be made at an annual meeting of Shareholders only (a) pursuant to the Trust’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Trustees or any committee thereof or (c) by any Shareholder of the Trust who was a Shareholder of record of the Trust at the time the notice provided for in this Section 1.4 is delivered to the Secretary of the Trust, who is entitled to vote upon nominations or proposals at the meeting and who complies with the notice procedures set forth in this Section 1.4.

(2)                For any nominations or other business to be properly brought before an annual meeting by a Shareholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.4, the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust and any such proposed business (other than the nominations of persons for election to the Trust) must constitute a proper matter for Shareholder action. To be timely, a Shareholder’s notice shall set forth all information required to be provided under this Section 1.4 and shall be delivered to the Secretary of the Trust at the principal executive offices of the Trust not later than the close of business on the one hundred twentieth (120th) day, nor earlier than the close of business on the one hundred fiftieth (150th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Trust). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above. Such Shareholder’s notice shall set forth: (a) as to each person whom the Shareholder proposes to nominate for election as a Trustee (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A (or any successor regulations) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected and whether such shareholder believes any such individual is, or is not, an Interested Person (as such term is defined in the Declaration of Trust) of the Company and the information regarding such individual that is sufficient, in the discretion of the or any committee thereof or any authorized officer of the Company, to make such determination; (b) as to any other business that the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Shareholder, as they appear on the Trust’s books, and of such beneficial owner, (ii) the class or series and number of Shares which are owned beneficially and of record by such Shareholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Shareholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominees, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Shareholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying Shares, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Shareholder or such beneficial owner, with respect to Shares of the Trust, (v) a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the Shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding Shares required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from Shareholders in support of such proposal or nomination and (vii) any other information relating to the Shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for, as applicable, the proposal and/or for the election of Trustees in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of paragraph (A) of this Section 1.4 shall be deemed satisfied by a Shareholder with respect to business other than a nomination if the Shareholder has notified the Trust of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such annual meeting. The Trust may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Trustee of the Trust.

(3)                Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.4 to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees of the Trust at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 1.4 and there is no public announcement by the Trust naming the nominees for the additional trusteeships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder’s notice required by this Section 1.4 shall also be considered timely, but only with respect to nominees for the additional trusteeships, if it shall be delivered to the Secretary of the Trust at the principal executive offices of the Trust not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Trust.

(B)              Special Meetings of Shareholders. Special meetings of Shareholders shall be called only as contemplated by Section 10.1 of the Declaration. Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of persons for election to the Board of Trustees may be made at a special meeting of Shareholders at which Trustees are to be elected pursuant to the Trust’s notice of meeting (1) by or at the direction of the Board of Trustees or any committee thereof or (2) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by any Shareholder of the Trust who is a Shareholder of record both at the time the notice provided for in this Section 1.4 is delivered to the Secretary of the Trust and at the time of such meeting, who is entitled to vote upon persons for election as Trustees at the meeting and who complies with the notice procedures set forth in this Section 1.4. In the event a special meeting of Shareholders is called pursuant to Section 10.1 of the Declaration for the purpose of electing one or more Trustees to the Board of Trustees, any such Shareholder entitled to vote in such election of Trustees may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Trust’s notice of meeting, if the Shareholder’s notice required by paragraph (A)(2) of this Section 1.4 shall be delivered to the Secretary at the principal executive office of the Trust not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Trustees to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(C)              General.

(1)                Upon written request by the secretary or the Board or any committee thereof, any shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall provide, within five (5) Business Days of delivery of such requires (or such other period as may be specified in such request) written verification, satisfactory, in the discretion of the Board or any committee thereof or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 1.4. If a shareholder fails to provide such written verifications within such period, the information as to which written verification was requested may be deemed to have been provided in accordance with this Section 1.4.

(2)                Only such persons who are nominated in accordance with the procedures set forth in this Section 1.4 shall be eligible to be elected at an annual or special meeting of Shareholders of the Trust to serve as Trustees and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.4. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.4 (including whether the Shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such Shareholder’s nominee or proposal in compliance with such Shareholder’s representation as required by clause (A)(2)(c)(vi) of this Section 1.4) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 1.4, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.4, unless otherwise required by law, if the

Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Trust to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Trust. For purposes of this Section 1.4, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Shareholders.

(3)                For purposes of this Section 1.4, “public announcement” shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(4)                Notwithstanding the foregoing provisions of this Section 1.4, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.4; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.4 (including paragraphs A(1)(c) and B hereof), and compliance with paragraphs A(1)(c) and B of this Section 1.4 shall be the exclusive means for a Shareholder to make nominations or submit other business (other than, as provided in the penultimate sentence of A(2), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 1.4 shall be deemed to affect any rights of Shareholders to request inclusion of proposals or nominations in the Trust’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

ARTICLE II

TRUSTEES

2.1               Regular Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, the Chief Executive Officer or the Board of Trustees. Regular meetings of the Trustees may be held without call or notice and shall generally be held quarterly. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by unanimous written consent.

2.2               Chairman. The Trustees shall have the power to appoint from among the members of the Board of Trustees a Chairman. Such appointment shall be by majority vote of the Trustees. Such Chairman shall serve until his or her successor is appointed or until his or her earlier death, resignation or removal. When present he or she shall preside at the meetings of the Shareholders and of the Trustees. The Chairman shall, subject to the control of the Trustees, perform such other powers and duties as may be from time to time assigned to him or her by the Trustees or prescribed by the Declaration or these Bylaws, consistent with his or her position. The Chairman need not be a Shareholder.

ARTICLE III

OFFICERS

3.1               Officers of the Trust. The officers of the Trust shall consist of a Chief Executive Officer, a Chief Financial Officer, a Chief Compliance Officer, a Secretary and such other officers or assistant officers as may be elected or authorized by the Trustees. Subject to any applicable provisions of the Declaration, the compensation of the officers and Trustees shall be fixed from time to time by the Trustees or, in the case of officers, by any committee or officer upon whom such power may be conferred by the Trustees. No officer shall be prevented from receiving such compensation as such officer by reason of the fact that he or she is also a Trustee. Any two or more of the offices may be held by the same Person. No officer of the Trust need be a Trustee.

3.2               Election and Tenure. At the initial organization meeting, the Trustees shall elect the Chairman, if any, the Chief Executive Officer, the Chief Financial Officer, the Chief Compliance Officer, the Secretary and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Trust. Such officers shall serve at the pleasure of the Trustees or until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.

3.3               Removal of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Trustees. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chairman, if any, Chief Executive Officer, or Secretary, and such resignation shall take effect immediately upon receipt by the Chairman, if any, Chief Executive Officer, or Secretary, or at a later date according to the terms of such notice in writing.

3.4               Bonds and Surety. Any officer may be required by the Trustees to be bonded for the faithful performance of such officer’s duties in such amount and with such sureties as the Trustees may determine.

3.5               Chief Executive Officer. The Chief Executive Officer, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of Chief Executive Officer of a corporation. Unless otherwise directed by the Trustees, the Chief Executive Officer shall have full authority and power, on behalf of all of the Trustees, to attend and to act and to vote, on behalf of the Trust at any meetings of business organizations in which the Trust holds an interest, or to confer such powers upon any other persons, by executing any proxies duly authorizing such persons. The Chief Executive Officer shall have such further authorities and duties as the Trustees shall from time to time determine. In the absence or disability of the Chief Executive Officer, the Board of Trustees may by resolution delegate the powers and duties of the Chief Executive Officer to any other officer or to any Trustee, or to any other person whom it may select. Such delegates shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer.

3.6               Secretary. The Secretary shall maintain the minutes of all meetings of, and record all votes of, Shareholders, Trustees and the executive committee, if any. The Secretary shall be custodian of the seal of the Trust, if any, and the Secretary (and any other person so authorized by the Trustees) shall affix the seal, or if permitted, facsimile thereof, to any instrument executed by the Trust which would be sealed by a Delaware business corporation executing the same or a similar instrument and shall attest the seal and the signature or signatures of the officer or officers executing such instrument on behalf of the Trust. The

Secretary shall also perform any other duties commonly incident to such office in a Delaware business corporation and shall have such other authorities and duties as the Trustees shall from time to time determine.

3.7               Chief Financial Officer . Except as otherwise directed by the Trustees, the Chief Financial Officer shall have the general supervision of the monies, funds, securities, notes receivable and other valuable papers and documents of the Trust, and shall have and exercise under the supervision of the Trustees and of the Chief Executive Officer all powers and duties normally incident to the office. The Chief Financial Officer may endorse for deposit or collection all notes, checks and other instruments payable to the Trust or to its order. The Chief Financial Officer shall deposit all funds of the Trust in such depositories as the Trustees shall designate. The Chief Financial Officer shall be responsible for such disbursement of the funds of the Trust as may be ordered by the Trustees or the Chief Executive Officer. The Chief Financial Officer shall keep accurate account of the books of the Trust’s transactions which shall be the property of the Trust, and which together with all other property of the Trust in the Chief Financial Officer’s possession, shall be subject at all times to the inspection and control of the Trustees. Unless the Trustees shall otherwise determine, the Chief Financial Officer shall be the principal accounting officer of the Trust and shall also be the principal financial officer of the Trust. The Chief Financial Officer shall have such other duties and authorities as the Trustees shall from time to time determine. Notwithstanding anything to the contrary herein contained, the Trustees may authorize any adviser, administrator, manager or transfer agent to maintain bank accounts and deposit and disburse funds of any series of the Trust on behalf of such series.

3.8               Other Officers and Duties. The Trustees may elect such other officers and assistant officers as they shall from time to time determine to be necessary or desirable in order to conduct the business of the Trust. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, employee and agent of the Trust shall have such other duties and authority as may be conferred upon such person by the Trustees or delegated to such person by the Chief Executive Officer.

ARTICLE IV

COMMITTEES

4.1               Appointment. The Board of Trustees may appoint from its members an Audit Committee and other committees, composed of one or more Trustees, to serve at the pleasure of the Board of Trustees.

4.2               Powers. The Board of Trustees may delegate to committees appointed under Section 4.1 any of the powers of the Board of Trustees, except as prohibited by law.

ARTICLE V

MISCELLANEOUS

5.1               Depositories. In accordance with Section 7.1 of the Declaration, the funds of the Trust shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents (including the adviser, administrator or manager), as the Trustees may from time to time authorize.

5.2               Signatures. All contracts and other instruments shall be executed on behalf of the Trust by its authorized officers, agent or agents, as provided in the Declaration or Bylaws or as the Trustees may from time to time by resolution provide.

5.3               Seal. The Trust is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal, if any, of the Trust may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if it had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. The presence or absence of a seal shall have no effect on the validity, enforceability or binding nature of any document or instrument that is otherwise duly authorized, executed and delivered.

ARTICLE VI

STOCK TRANSFERS

6.1               Transfer Agents, Registrars and the Like. As provided in Section 6.7 of the Declaration, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares of the Trust as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.

6.2               Transfer of Shares. The Shares of the Trust shall not be transferrable except as permitted in the Declaration. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.

6.3               Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

ARTICLE VII

AMENDMENT OF BYLAWS

7.1               Amendment and Repeal of Bylaws. In accordance with Section 3.8 of the Declaration, the Trustees shall have the exclusive power to amend or repeal the Bylaws or adopt new Bylaws at any time. Action by the Trustees with respect to the Bylaws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt Bylaws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in favor of the related provisions in the Declaration.